Exhibit 99-5

Name:	Metropolitan Life Insurance Company*****

Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson MLP Investment Company (“KYN”)

Date of Event Requiring Statement:	May 7, 2010

Signature:	/s/ Daniel F. Scudder
Daniel F. Scudder, Assistant
General Counsel

*****	Metropolitan Life Insurance Company as a direct owner/purchaser of 380,000 Series A Mandatory Redeemable Preferred Shares (USD value $9,500,000).